Exhibit 10.38

 SECURITIES PURCHASE AGREEMENT

by and among

CIG WIRELESS CORP.

and

THE INVESTORS NAMED HEREIN

Dated August 1, 2013

-i-

	3.32.	Off Balance Sheet Arrangements	27
	3.33.	Acknowledgment Regarding Investors’ Purchase of Shares	27
	3.34.	Regulation M Compliance	28
	3.35.	PFIC	28
	3.36.	OFAC	28
	3.37.	Money Laundering Laws	28
	3.38.	Intentionally Deleted	28
	3.39.	Solvency	29
	3.40.	Disclosure	29
	3.41.	Utilities and Access	29
	3.42.	Ground Leases	30
	3.43.	Easements	30
	3.44.	Tenant Leases	31
	3.45.	Company Owned Tower Sites	31
	3.46.	Master Tower Spreadsheet	31
	3.47.	Acquisition Agreements	32

4.	Representations and Warranties of the Investors		32

	4.1.	Authorization	32
	4.2.	Purchase Entirely for Own Account	32
	4.3.	Investment Experience	32
	4.4.	Disclosure of Information	32
	4.5.	Restricted Securities	32
	4.6.	Accredited Investor	33
	4.7.	No General Solicitation	33
	4.8.	Brokers and Finders	33

5.	Conditions to Closings		33

	5.1.	Conditions to the Investors’ Obligations at Initial Closing	33
	5.2.	Conditions to Obligations of the Company at Initial Closing	34
	5.3.	Conditions to the Investors’ Obligations at Additional Closing	35
	5.4.	Conditions to Obligations of the Company at Additional Closing	36

6.	Covenants and Agreements of the Company		37

	6.1.	Reservation of Common Stock	37
	6.2.	Trading	37
	6.3.	Financial Covenants	37
	6.4.	Legends	37
	6.5.	No Integration	39
	6.6.	Securities Laws Disclosure; Publicity	40
	6.7.	Furnishing of Information	40
	6.8.	Updated Disclosure Schedules	40

7.	Survival and Indemnification		41

-ii-

	7.1.	Survival	41
	7.2.	Indemnification	41
	7.3.	Conduct of Indemnification Proceedings	42
	7.4.	Calculation of Indemnifiable Losses	42

8.	Miscellaneous		42

	8.1.	Successors and Assigns	42
	8.2.	Counterparts; Faxes	42
	8.3.	Titles and Subtitles	43
	8.4.	Notices	43
	8.5.	Expenses	44
	8.6.	Amendments and Waivers	44
	8.7.	Replacement of Shares	44
	8.8.	Remedies	44
	8.9.	Payment Set Aside	45
	8.10.	Publicity	45
	8.11.	Severability	45
	8.12.	Rescission and Withdrawal Right	45
	8.13.	Construction	45
	8.14.	Entire Agreement	46
	8.15.	No Third-Party Beneficiaries	46
	8.16.	Further Assurances	46
	8.17.	Governing Law; Consent to Jurisdiction	46

-iii-

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (“Agreement”) is made as of this 1st day of August, 2013 (the “Signing Date”) by and among CIG Wireless Corp., a Nevada corporation (the “Company”) and the investors set forth on Schedule I, affixed hereto, as such Schedule may be amended from time to time in accordance with the terms of this Agreement (each an “Investor” and collectively the “Investors”).

Recitals:

A.           The Company desires, pursuant to this Agreement, to raise up to $34,999,997.64 through the issuance and sale of the following to the Investors (the “Private Placement”): (i) 349,707 shares of a newly created series of the Company’s Preferred Stock, par value $0.00001 per share, designated “Series A-1 Preferred Stock,” par value $0.00001 per share (the “Series A-1 Preferred Stock”), which Series A-1 Preferred Stock shall have the rights, preferences and privileges set forth in the Certificate of Designation, Preferences and Rights, in the form of Exhibit A annexed hereto and made a part hereof (the “Series A Certificate of Designation”), and each share of Series A-1 Preferred Stock shall have an initial stated value of $100.00 and shall not be convertible; and (ii) 29,297,652 shares of a newly created series of the Company’s Preferred Stock, par value $0.00001 per share, designated “Series A-2 Convertible Preferred Stock,” par value $0.00001 per share (the “Series A-2 Preferred Stock” and together with the Series A-1 Preferred Stock, the “Preferred Stock”), which Series A-2 Preferred Stock shall have the rights, preferences and privileges set forth in the Series A Certificate of Designation, and each share of Preferred Series A-2 Stock shall have an initial stated value of $0.001 and shall initially be convertible into 29,297,652 shares of the Company’s Common Stock, par value $0.00001 per share (the “Common Stock”), initially on a one-for-one basis;

B.           The Investors desire to purchase from the Company, and the Company desires to issue and sell to the Investors, upon the terms and conditions stated in this Agreement, such number of shares of Preferred Stock as is set forth next to each such Investor’s name on Schedule I affixed hereto (collectively, the “Initial Securities”);

C.           Subject to the conditions hereinafter set forth, on the date hereof, the Investors will purchase $34,999,997.64 of the Preferred Stock in the Private Placement (the “Initial Closing”);

D.           Contemporaneous with the sale of the Initial Securities at the Initial Closing, the parties hereto will enter into a Registration Rights Agreement, in the form of Exhibit B annexed hereto and made a part hereof (the “Registration Rights Agreement”), pursuant to which, among other things, the Company will provide certain registration rights to the Investors with respect to the Private Placement under the Securities Act of 1933 and the rules and regulations promulgated thereunder (as amended, the “1933 Act”), and applicable state securities laws; and

E.           The Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”), as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the 1933 Act and Regulation S (“Regulation S”), as promulgated by the SEC under the 1933 Act.

NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Definitions. In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth in this Section 1:

“1933 Act” has the meaning set forth in the Recitals.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“2013 Budget” means the Company’s budget for the period of August 1, 2013 through and including December 31, 2013, annexed hereto as Exhibit G and made a part hereof.

“Acquisition Agreements” means (x) the Liberty Purchase Agreement; (y) that certain Asset Purchase Agreement, dated as of May 17, 2013, by and between CIG Towers, LLC and Southern Tower Antenna Rental, L.L.C.; and (z) that certain Purchase Agreement, dated as of February 13, 2013, by and among CIG Towers, LLC, NTCH-Colorado LLC, PTA-FLA, Inc. and NTCH-NM, LLC as amended by that certain First Amendment to Purchase Agreement, dated as of May 13, 2013, by and among CIG Towers, LLC, NTCH-Colorado LLC, PTA-FLA, Inc. and NTCH-NM, LLC.

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or, to the Company’s Knowledge, threatened in writing against the Company, any Subsidiary or any of their respective properties or any officer, director or employee of the Company or any Subsidiary acting in his or her capacity as an officer, director or employee before or by any Governmental Authority.

“Additional Closing Date” has the meaning set forth in Section 2.4(a).

“Additional Securities” has the meaning set forth in Section 2.4(b).

“Additional Series A-1 Preferred Stock” has the meaning set forth in Section 2.4(b).

“Additional Series A-2 Preferred Stock” has the meaning set forth in Section 2.4(b).

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” has the meaning set forth in the Recitals.

“Approved Acquisition” has the meaning set forth in the Series A Certificate of Designation.

“Appurtenant Property” means all right, title and interest of the Company, if any, in and to all (a) streets, roads, easements, covenants, restrictions, contract rights and rights-of-way appurtenant to the Tower Assets, (b) covenants, restrictions, agreements, development rights, air rights, density rights, drainage rights, riparian and/or littoral rights benefiting the Tower Assets, (c) utility mains, service laterals, hydrants, valves and appurtenances servicing the Tower Assets, and (d) oil, gas, minerals, soil, flowers, shrubs, crops, trees, timber, compacted soil, submerged lands and fill appurtenant to the Tower Assets.

“Associated Tower Improvements” means Company’s rights, title and interest in improvements to the Tower Sites and the Development Tower Sites.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Buy-In” has the meaning set forth in Section 6.4(e).

“Buy-In Price” has the meaning set forth in Section 6.4(e).

“Cash and Cash Equivalents” means, as of a given date, all unrestricted cash, bank accounts, certificates of deposit, commercial paper, treasury bills and notes, marketable securities and other cash equivalents of the Company and its Subsidiaries, including the amounts of any received but uncleared checks, drafts and wires issued prior to such time, less the amounts of any outstanding checks or transfers at such time, each determined in accordance with GAAP.

“CIG LLC Agreement” means that certain Amended and Restated Limited Liability Company Operating Agreement of Communications Infrastructure Group, LLC, dated June 30, 2012, as amended, by and among the Company, Communications Infrastructure Group, LLC, Compartment IT2, LP, Compartment IT5, LP, Compartment IT9, LP, CIG Towers, LLC and CIG Solutions, LLC.

“Closing Bid Price” means, for any security as of any date, the last closing price for such security on the Principal Trading Market, as reported by Bloomberg, or, if the Principal Trading Market begins to operate on an extended hours basis and does not designate the closing bid price then the last bid price of such security prior to 4:00:00 p.m., New York City Time, as reported by Bloomberg, or, if the Principal Trading Market is not the principal securities exchange or trading market for such security, the last closing price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by OTCQX (formerly the Pink Sheets LLC). If the Closing Bid Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the holder thereof. If the Company and the holder are unable to agree upon the fair market value of such security, then the Company shall, within two business days submit via facsimile (a) the disputed determination to an independent, reputable investment bank selected by the Company and approved by the holder or (b) the disputed arithmetic calculation to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than ten business days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

“Closing Date” means the Initial Closing Date or Additional Closing Date.

“Common Stock” has the meaning set forth in the Recitals, and also includes any securities into which the Common Stock may be reclassified.

“Communications Equipment” means the equipment used in a wireless communications system, including, but not limited to: wireless communications antennae, coaxial cables, wireless communications equipment boxes, wireless communications transmission equipment, related electronic equipment and microwave dishes.

“Company” has the meaning set forth in the Recitals.

“Company’s Actual Knowledge” means the actual knowledge of Paul McGinn and Romain Gay-Crosier, and any other officers of the Company, without requirement of due inquiry and investigation.

“Company’s Knowledge” means the actual knowledge of Paul McGinn and Romain Gay-Crosier, and any other officers of the Company, after due inquiry and investigation.

“Comp Tower” means CIG Comp Tower, LLC, a Delaware limited liability company.

“Conditional Put Notice” has the meaning set forth in Section 2.4(a).

“Confidentiality Agreement” means that certain confidentiality agreement, dated June 7, 2013, by and between the Company and Fir Tree, Inc.

“Contracts” has the meaning set forth in Section 3.21(a).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion Shares” means the shares of Common Stock issuable upon conversion of the Series A-2 Preferred Stock.

“Credit Agreement” means that certain Credit Agreement, dated as of August 17, 2012 and as is in effect on the date hereof, by and among Comp Tower, as borrower, the lenders party thereto, and Macquarie Bank Limited, as administrative agent and collateral agent.

“Deadline Date” has the meaning set forth in Section 6.4(e).

“Development Tower” means all of Company’s rights, title and interest in and to any one (1) of the Towers in various stages of completion of construction as described on the Master Tower Spreadsheet.

“Development Tower Site” means (a) a Development Tower; and (b) the land owned by Company, leased or licensed to Company, or which Company has an easement, upon which such Tower is located, together with the buildings, structures, other improvements and facilities (if any) located on such land.

“Disclosure Materials” has the meaning set forth in Section 3.8.

“Disclosure Schedules” has the meaning set forth in Section 3.

“Draw Amount” has the meaning set forth in Section 2.4(a).

“DTC” has the meaning set forth in Section 6.4(c).

“Easements” has the meaning set forth in Section 3.43.

“Evaluation Date” has the meaning set forth in Section 3.22.

“Environmental Laws” means any federal, state or local law, now in effect, including, without limitation, any judicial or administrative interpretation thereof, any judicial or administrative order, consent decree or judgment, or agreement with any Governmental Authority, relating to (a) pollution, exposure to oil, pollutants, contaminants, hazardous or toxic materials or waste, (b) the protection, preservation or restoration of the environment, including laws relating to exposures to, or emissions, discharges, releases or threatened releases of oil, pollutants, contaminants, hazardous or toxic materials or wastes into ambient air, surface water, ground water or land surface or subsurface strata or (c) the manufacture, processing, labeling, distribution, use, treatment, storage, transport, handling or disposal of oil, pollutants, contaminants, hazardous or toxic materials or wastes or relating to the environment, plant and animal life, natural resources or health, safety or any Hazardous Substance including, but not limited to (i) the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA), 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., the Safe Drinking Water Act, 42 U.S.C. 300f et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 5101 et seq., the Atomic Energy Act, 42 U.S.C. 2011 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. 136 et seq., and the Occupational Safety and Health Act, 29 U.S.C. 651 et seq., in each case as have been amended from time to time, and any other federal, state or local Laws now relating to any of the foregoing, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to the presence of, effects of or exposure to any Hazardous Substance.

“Event of Default” means: (a) any breach of, or non-compliance with, this Agreement by the Company, (b) any breach of, or non-compliance with, with the covenants set forth in Section 6.13 of the Credit Agreement, solely as in effect on the date hereof and without giving effect to any amendment, modification or waiver thereof, by Comp Tower; (c) any event, the occurrence or non-occurrence of which, that with the passage of time or the giving of notice, or both, would become a breach of or non-compliance with this Agreement by the Company; or (d) any “Event of Default” as that term is defined in the Series A Certificate of Designation.

“Existing Tower Sites” means all Tower Sites other than the Tower Sites to be acquired pursuant to the Acquisition Agreements.

“FAA” means the U.S. Federal Aviation Administration.

“Facility Fee” means: (x) with respect to the Initial Closing, $350,000; and (y) with respect to each Additional Closing, an amount equal to 1.0% of the Draw Amount being funded at such Additional Closing.

“FCC” means the U.S. Federal Communication Commission.

“Fully Diluted Basis” means, as of the date of determination, a number of shares calculated on a basis which gives effect to (x) all of the then outstanding capital stock of the Company that is either Common Stock or convertible into, exercisable for or exchangeable into Common Stock, and (y) all of the then outstanding warrants, options, debentures, notes, instruments and other securities that are convertible into, exercisable for or exchangeable into Common Stock, and in each case, the issuance of the maximum number of shares of Common Stock upon the conversion, exercise or exchange thereof.

“GAAP” means generally accepted accounting principles as in effect in the United States on the Initial Closing Date, using principles consistently applied.

“Governmental Authority” means any U.S. or other national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry, board or other similar body exercising executive, legislative, judicial, arbitral, regulatory or administrative authority or functions of or pertaining to government, including any authority or other self-regulatory organization or quasi-governmental entity established to perform any of such functions, including without limitation, the FAA and FCC.

“Ground Lease” means a lease (including any license or sublicense) between a Landlord, as lessor or licensor, and the Company or any Subsidiary, as lessee, licensee or grantee, for a Tower Site.

“Ground Lessor” means (i) the fee owners, (ii) any other Person entitled to possession of, or (iii) any other holder of the reversionary interest in, the real property leased, subleased, licensed or sublicensed, as the case may be.

“Hazardous Substance” has the meaning set forth in Section 3.12.

“Improvements” means all towers, poles, anchors, guy wires and other improvements which are located on or appurtenant to the Tower Assets.

“Indebtedness” means, at any date, without duplication: (a) all indebtedness of the Company for borrowed money; (b) all obligations of the Company for the deferred purchase price of property or services (other than trade payables, current accounts payable and similar current non-interest bearing obligations incurred in the ordinary course of the Company’s business); (c) all obligations of the Company evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company (even though the rights and remedies of the seller or lender under such agreement in the Event of Default are limited to repossession or sale of such property), but in any such case the amount of such indebtedness shall be limited to the fair market value of such property; (e) all capital lease obligations of the Company; (f) all obligations of the Company, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements; (g) all guarantee obligations of the Company in respect of obligations of the kind referred to in clauses (a) through (e) above; and (h) all obligations of the kind referred to in clauses (a) through (g) above secured by any Lien on property (including accounts and contract rights) owned by the Company, whether or not such the Company has assumed or become liable for the payment of such obligation. The Indebtedness of the Company shall include the Indebtedness of any other entity to the extent the Company is liable therefor as a result of the Company’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that the Company is not liable therefor.

“Indemnified Person” has the meaning set forth in Section 7.3.

“Initial Closing” has the meaning set forth in the Recitals.

“Initial Closing Date” has the meaning set forth in Section 2.2.

“Initial Closing Purchase Price” has the meaning set forth on Schedule I annexed hereto and made a part hereof.

“Initial Stated Value” means the initial Series A-1 Stated Value, as in effect on the Initial Closing Date after giving effect to the Initial Closing, and as may be adjusted from time to time in the definition thereof in the Series A Certificate of Designation.

“Initial Securities” has the meaning set forth in the Recitals.

“Insurance Policies” has the meaning set forth in Section 3.19.

“Intellectual Property” has the meaning set forth in Section 3.18.

“Investor(s)” has the meaning set forth in the Recitals.

“Investor Counsel” means Lowenstein Sandler LLP.

“Investor Fees” has the meaning set forth in Section 8.5.

“Investor Response Notice” has the meaning set forth in Section 2.4(b).

“Landlord” means the “grantor” or “lessor” or “landlord” or “licensor” under each Ground Lease.

“Legend Removal Date” has the meaning set forth in Section 6.4(c).

“Liberty Purchase Agreement” means that certain Purchase and Sale Agreement between the Company, as buyer, and Liberty Towers, LLC, as seller, dated May 3, 2013.

“Lien” means any lien, charge, claim, encumbrance, liability, obligation, pledge, security interest, mortgage, deed of trust, right of first refusal or right of first offer, preemptive right, subscription right, or other rights, restrictions or limitations of any kind.

“Losses” has the meaning set forth in Section 7.2.

“LQA TCF” has the meaning ascribed thereto in the Series A Certificate of Designation.

“Master Tower Spreadsheet” has the meaning set forth in Section 3.46.

“Material Adverse Effect” means a material adverse effect on (i) the assets and liabilities, results of operations, condition (financial or otherwise) or business of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company to issue and sell either the Initial Securities or any Additional Securities, and to perform its obligations under the Transaction Documents.

“Material Contract” means any contract of the Company or any Subsidiary (i) that was required to be filed as an exhibit to the SEC Reports pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K of the 1933 Act or (ii) the loss of which could reasonably be expected to have a Material Adverse Effect.

“Money Laundering Laws” has the meaning set forth in Section 3.37.

“Nevada Opinion” means a legal opinion from special Nevada counsel to the Company who is reasonably acceptable to the Requisite Investors, dated as of the applicable Closing Date, in the form of Exhibit C-2 annexed hereto and made a part hereof (and, in the case of an Additional Closing, with such changes thereto as are appropriate to reflect the Additional Closing, subject to the approval of the Requisite Investors).

“OFAC” has the meaning set forth in Schedule 3.36.

“Owned Property” has the meaning set forth in Section 3.17(a).

“PCBs” has the meaning set forth in Section 3.12.

“Permits” has the meaning set forth in Section 3.16.

“Permitted Encumbrance” means: (a) Liens pursuant to the Tenant Leases; (b) Liens pursuant to the Credit Agreement; (c) Liens for current taxes not yet due; and (d) other Liens, if any, arising in the ordinary course of business which do not interfere with the use of the Tower Assets as currently used or otherwise adversely affect the Tower Assets or the Company.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.

“Placement Agent” means Macquarie Capital (USA) Inc.

“Preferred Stock” has the meaning set forth in the Recitals.

“Principal Trading Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading, which, as of the date of this Agreement and the Initial Closing Date, shall be the OTCQX.

“Private Placement” has the meaning set forth in the Recitals.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Regulation D” has the meaning set forth in the Recitals.

“Regulation S” has the meaning set forth in the Recitals.

“Required Approvals” has the meaning set forth in Section 3.4.

“Requisite Investors” means (a) Fir Tree Capital Opportunity (LN) Master Fund, LP, a Cayman Islands exempted limited partnership and (b) Fir Tree REF III Tower LLC, a Delaware limited liability company.

“Rule 144” has the meaning set forth in Section 6.7.

“SEC” has the meaning set forth in the Recitals.

“SEC Reports” has the meaning set forth in Section 3.8.

“Securities” means the Initial Securities and the Additional Securities, if any.

“Senior Debt” shall have the meaning ascribed thereto in the Series A Certificate of Designation.

“Series A Certificate of Designation” has the meaning set forth in the Recitals.

“Series A-1 Preferred Stock” has the meaning set forth in the Recitals.

“Series A-1 Stated Value” means the initial stated value of the Series A-1 Preferred Stock, as may be adjusted from time to time under the Series A Certificate of Designation.

“Series A-2 Preferred Stock” has the meaning set forth in the Recitals.

“Signing Date” has the meaning set forth in the Recitals.

“Subsidiary” means Communications Infrastructure Group, LLC, CIG Properties, LLC, CIG Services, LLC, CIG Towers, LLC, CIG BTS Towers, LLC, CIG GA Holding, LLC, CIG DT Holding, LLC, Specialty Towers Management, LLC and CIG Solutions, LLC and Comp Tower.

“Tenants” means each of the lessees, licensees or other occupants under the Tenant Leases.

“Tenant Leases” means the leases, licenses and other occupancy agreements, including any amendments thereto, described on Schedule 3.44, pursuant to which any Person is granted the right to use space or to install equipment on the Towers or on any of the improvements located on the Tower Sites.

“Third Party Contract” means any Material Contract with a third party related to all or any portion of a Tower Site or a Development Tower Site, other than a Tenant Lease or Ground Lease.

“Tower” means a monopole, self-supporting lattice, guyed telecommunications tower or other structure mounted in or upon a supporting structure which is owned, leased or managed by Company and upon which communications equipment may be located, which shall include the tower foundation, footings, bolts, tower structure, anchors, caissons, guyes, lighting, lightening rod and tower grounding system.

“Tower Assets” means the (i) Tower Sites; (ii) Development Tower Sites; (iii) Ground Leases; (iv) Tenant Leases; (v) Tower Related Assets; (vi) Third Party Contracts; (vii) Associated Tower Improvements; (viii) all utility deposits and reservation feeds paid by or on behalf of the Company in connection with the Tower Assets; (xi) intellectual property related to the Towers, Tower Sites or Development Tower Sites; and (x) any other tangible or intangible assets owned by the Company that are reasonably necessary for the development, operation, maintenance and leasing of the Towers, Tower Sites or Development Tower Sites.

“Tower Related Assets” means, with respect to each Tower Site and Development Tower Site: (i) the security deposits for Tower Sites (if any) from tenants under the Tenant Leases; (ii) all rights to any warranties held by Company with respect to such Tower Site and Development Tower Site, including the related Tower; (iii) all rights under any governmental approvals necessary for the ownership and operation of such Tower Site and Development Tower Site, but not including any FCC broadcast licenses used or required in order to provide communications services or to operate communications equipment to the extent assignable or transferable; and (iv) copies of all material files and records of Company related to the ownership, occupancy or leasing of such Tower Site and Development Tower Site (other than relating to Communications Equipment).

“Tower Sites” means (i) each of the Company’s Towers that are fully constructed or generating revenue; (ii) the land owned by Company, leased or licensed to Company, or which Company has an Easement, upon which such Tower is located, together with the buildings, structures, other improvements and facilities (if any) located on such land; (iii) the Associated Tower Improvements pertaining to such Tower; (iv) the Tower Related Assets pertaining to such Tower; (v) the Third Party Contracts pertaining to such Tower; (vi) any leases or licenses between Company and tenants, including the Tenant Leases, pertaining to such Tower; (vii) the Ground Leases pertaining to such Tower; and (viii) all Appurtenant Property thereto, in each case, giving effect to the consummation of the transactions contemplated under the Acquisition Agreements.

“Trading Day” means a day on which the Common Stock is listed or quoted and traded on its Principal Trading Market; provided, that in the event that the Common Stock is not listed or quoted as set forth on a Trading Market, then Trading Day shall mean a Business Day.

“Trading Market” means whichever of the New York Stock Exchange, New York Stock Exchange MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, OTCQX, or the OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

“Transaction Documents” means this Agreement, the Series A Certificate of Designation, and the Registration Rights Agreement, and each other document, agreement, instrument and certificate executed and delivered in connection therewith in respect of the Initial Closing and each Additional Closing, if any.

“Transfer Agent” means Pacific Stock Transfer, or any successor transfer agent for the Company.

“Updated Schedules” has the meaning set forth in Section 6.8.

“WG Opinion” means a legal opinion from Wuersch & Gering LLP, the Company’s counsel, dated as of the applicable Closing Date, in the form of Exhibit C-1 annexed hereto and made a part hereof (and, in the case of an Additional Closing, with such changes thereto as are appropriate to reflect the Additional Closing, subject to the approval of the Requisite Investors)..

2.          Purchase and Sale of Securities.

2.1.          Initial Closing. Subject to the terms and conditions of this Agreement, including without limitation, the conditions set forth in Section 5, there shall be a closing at which the Company shall issue and sell, and each Investor listed on Schedule I attached hereto, shall severally, and not jointly, purchase, the number and type of shares of Preferred Stock, in the respective amounts set forth opposite their names on Schedule I affixed hereto, in exchange for the cash consideration set forth as the “Initial Closing Purchase Price” opposite their respective names on Schedule I affixed hereto, in immediately available funds, by wire transfer to an account designated by the Company for such purpose. At the Initial Closing, the Initial Closing Price shall be delivered by the Investors net of the Facility Fee and Investor Fees (in such allocation among them as they may determine in their sole discretion).

2.2.          Time and Place of Initial Closing. Subject to the terms and conditions contained in this Agreement, the Initial Closing shall take place at the offices of Investor Counsel, 1251 Avenue of the Americas, 17th Floor, New York, New York 10020, at 10:00 a.m. (New York Time), on the date hereof (the “Initial Closing Date”) provided that all of the conditions set forth in Sections 5.1 and 5.2 have then been satisfied or waived in accordance with the terms thereof, or at such other location and on such other date as the Company and the Investors shall mutually agree.

2.3.          Use of Proceeds from the Initial Closing. The Company will use the proceeds from the sale of the Initial Securities at the Initial Closing solely (a) to fund the pending acquisitions pursuant to the Acquisition Agreements, and (b) for the purposes set forth on Schedule 2.3, annexed hereto and made a part hereof, and, for the avoidance of doubt, not for (x) the repayment of any outstanding Indebtedness for borrowed money of the Company or any of its Subsidiaries or (y) redemption or repurchase of any of its or its Subsidiaries’ equity securities.

2.4.          Additional Closings.

(a)          At any time and from time to time during the period beginning on the Initial Closing Date and ending on October 31, 2014, the Company may deliver a written notice to the Investors requesting that the Investors purchase additional shares of the Series A-1 Preferred Stock on the terms and conditions set forth in this Section 2.4 (the “Conditional Put Notice”), provided, that, with respect to each Conditional Put Notice, (i) the purchase price (the “Draw Amount”) specified therein (x) is in whole increments of $1,000,000 and (y) does not exceed the difference of $25,000,000 minus the total purchase price previously paid by the Investors pursuant to this Section 2.4, and (ii) the proceeds from the sale and issuance of such shares shall only be used to fund the consideration and related transaction expenses reasonably incurred by the Company for an Approved Acquisition. The Conditional Put Notice shall specify the following: (a) the Draw Amount; (b) the date on which such purchase shall close (not to be less than 15 or more than 30 days from the date of such notice) (the “Additional Closing Date”); (c) the proposed use of proceeds of such purchase, including a flow of funds memorandum; and (d) a reasonably detailed description, together with copies of all relevant Transaction Documents (if in draft form on the date of such notice, then the most current drafts thereof) for the proposed acquisition to be funded from such purchase. The Company shall provide (x) such additional information as the Investors may request with respect to the Conditional Put Notice or any information set forth therein, and (y) in the case of clauses (c) and (d), if those items are in draft form on the date of such notice, the most current draft thereof then available, and updated drafts as they become available to the Company.

(b)          Within fifteen (15) days after receipt of the Conditional Put Notice, the Investors shall either accept or reject such Conditional Put Notice by delivering written notice to the Company of their determination in their sole discretion (“Investor Response Notice”). If the Investor Response Notice states the Investors’ rejection of the Conditional Put Notice, then the Investors shall have no obligation to purchase any additional shares of Series A-1 Preferred Stock pursuant thereto, and the Company shall not be entitled to submit another Conditional Put Notice sooner than thirty (30) days from receipt of the Investor Response Notice, without the Investors’ prior written approval. If the Investor Response Notice states the Investors’ acceptance of the Conditional Put Notice, then, an Additional Closing shall take place at the offices of Investor Counsel, 1251 Avenue of the Americas, 17th Floor, New York, New York 10020, at 10:00 a.m. (New York Time), on the Additional Closing Date, provided that all of the conditions set forth in Sections 5.3 and 5.4 have then been satisfied or waived in accordance with the terms thereof, or at such other location and on such other date as the Company and the Investors shall mutually agree. At the Additional Closing, the Investors shall purchase, severally not jointly (in such allocation among them as they may determine in their sole discretion), a number of shares of Series A-1 Preferred Stock equal to the quotient of the Draw Amount divided by the Initial Stated Value (the “Additional Series A-1 Preferred Stock”), and the Company shall issue to the Investors certificates evidencing the shares of Additional Series A-1 Preferred Stock to be issued and sold to each of the Investors, and the Investors shall pay to the Company, severally and not jointly (in such allocation among them as they may determine in their sole discretion), the aggregate Draw Amount. In addition, at the Additional Closing, the Company shall also issue to the Investors (pro rata among them based on the allocation determined by them for such Additional Closing) certificates evidencing an aggregate number of shares of Series A-2 Preferred Stock (the “Additional Series A-2 Preferred Stock” and together with the Additional Series A-1 Preferred Stock, the “Additional Securities”) that are then convertible (based on the then current Series A-2 Conversion Ratio, as that term is defined in the Series A Certificate of Designation) into a number of shares of Common Stock equal to the product of (x) 1.36% of the Fully Diluted Amount, multiplied by (y) the quotient of the Draw Amount divided by $1,000,000.

3.          Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors on and as of the Signing Date and on the applicable Closing Date, knowing and intending their reliance hereon, that, except as set forth in the schedules corresponding to the specific Section in this Section 3 delivered on the Signing Date (collectively, the “Disclosure Schedules”):

3.1.          Organization and Qualification. The Company and each of its Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite corporate power and authority to own or lease and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. The Company and each of its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have a Material Adverse Effect, and no proceeding has been instituted, is pending, or, to the Company’s Knowledge, has been threatened in writing in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

3.2.          Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents to which it is a party by the Company and the consummation by it of the transactions contemplated hereby and thereby (including, but not limited to, the sale and delivery of the Securities) have been duly authorized by all necessary corporate action on the part of the Company, and no further corporate action is required by the Company, its Board or its stockholders in connection therewith other than in connection with the Required Approvals. Each of the Transaction Documents to which it is a party has been (or upon delivery will have been) duly executed by the Company and is, or when delivered in accordance with the terms hereof, will constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Except as set forth on Schedule 3.2 hereto, there are no stockholder agreements, voting agreements, or other similar arrangements with respect to the Company’s capital stock to which the Company is a party or, to the Company’s Knowledge, between or among any of the Company’s stockholders.

3.3.          No Conflicts. The execution, delivery and performance by the Company of the Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated hereby or thereby (including, without limitation, the issuance of the Shares) do not and will not (i) conflict with or violate any provisions of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or otherwise result in a violation of the organizational documents of the Company, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would result in a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound, or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations and the rules and regulations, assuming the correctness of the representations and warranties made by the Investors herein, of any self-regulatory organization to which the Company or its securities are subject, including all applicable Trading Markets), or by which any property or asset of the Company or a Subsidiary is bound or affected, except in the case of clauses (ii) and (iii) such as would not, individually or in the aggregate, have a Material Adverse Effect.

3.4.          Filings, Consents and Approvals. Neither the Company nor any of its Subsidiaries is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents (including the issuance of the Shares), other than (i) the filing with the SEC of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement, (ii) filings required by applicable state securities laws, (iii) the filing of a Notice of Sale of Securities on Form D with the SEC under Regulation D of the 1933 Act, (iv) the filing of any requisite notices and/or application(s) to the Principal Trading Market for the issuance and sale of the Common Stock and the listing of the Common Stock for trading or quotation, as the case may be, thereon in the time and manner required thereby, and (v) those that have been made or obtained prior to the date of this Agreement (collectively, the “Required Approvals”).

3.5.          Issuance of the Shares. The Series A-1 Preferred Stock and the Series A-2 Preferred Stock has been duly and validly authorized and when issued to the Investors in accordance with the terms of this Agreement will be validly issued, fully paid and nonassessable, shall have the rights, preferences and limitations set forth in the Series A Certificate of Designation, and shall be free and clear of all Liens, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws. Upon the due conversion of the Series A-2 Preferred Stock in accordance with the Series A Certificate of Designation, the Conversion Shares will be validly issued, fully paid and nonassessable, and shall be free and clear of all Liens, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws.

3.6.          Capitalization.

(a)          The number of shares and type of all authorized, issued and outstanding capital stock, options and other securities of the Company (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of the Company) has been set forth in the SEC Reports and has changed since the date of such SEC Reports only to reflect stock option and warrant exercises that do not, individually or in the aggregate, have a material effect on the issued and outstanding capital stock, options and other securities. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance in all material respects with all applicable federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase any capital stock of the Company. Except as specified in the SEC Reports: (i) no shares of the Company’s capital stock are subject to preemptive rights or any other similar rights or any Liens suffered or permitted by the Company; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of the Company or by which the Company is or may become bound; (iv) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with the Company; (v) there are no agreements or arrangements under which the Company is obligated to register the sale of any of their securities under the 1933 Act (except the Registration Rights Agreement); (vi) there are no outstanding securities or instruments of the Company or which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company; (vii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities or the Conversion Shares; (viii) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (ix) the Company has no liabilities or obligations required to be disclosed in the SEC Reports (as defined herein) but not so disclosed in the SEC Reports, other than those incurred in the ordinary course of the Company’s and the Subsidiaries’ businesses and which, individually or in the aggregate, do not or would not have a Material Adverse Effect.

(b)          Schedule 3.6 sets forth a true and complete table setting forth the pro forma capitalization of the Company on a Fully Diluted Basis giving effect to: (i) the issuance of the Preferred Stock in the Initial Closing; (ii) any adjustments in other securities resulting from the issuance of the Preferred Stock in the Initial Closing; and (iii) the exercise or conversion of all outstanding securities. Except as described on Schedule 3.6, the issuance and sale of the Securities hereunder will not obligate the Company to issue shares of Common Stock or other securities to any other Person (other than the Investors) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security. The Conversion Shares underlying the Series A-2 Preferred Stock issued at the Initial Closing will equal 47.5% of the Company on a Fully Diluted Basis, excluding solely for purposes of this representation, the shares of common stock issuable upon conversion of the Class A Interests (as defined in the CIG LLC Agreement), pursuant to, and in accordance with, the CIG LLC Agreement.

3.7.          Subsidiaries. The Company has no direct or indirect Subsidiaries other than those listed in Schedule 3.7 hereto. Except as disclosed in Schedule 3.7 hereto, the Company owns, directly or indirectly, all of the capital stock or comparable equity interests of each Subsidiary free and clear of any and all Liens, and all the issued and outstanding shares of capital stock or comparable equity interest of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

3.8.          SEC Reports. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the 1934 Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports” and together with this Agreement and the Schedules to this Agreement (if any), the “Disclosure Materials”). Except as disclosed in Schedule 3.8 hereto, all SEC Reports have been filed on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective filing dates, or to the extent corrected by a subsequent restatement, the SEC Reports complied in all material respects with the requirements of the Securities Act and the 1934 Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All material agreements to which the Company or any Subsidiary is a party or to which the property or assets of the Company or any of its Subsidiaries are subject are included as part of or specifically identified in the SEC Reports.

3.9.          Financial Statements. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement). Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries taken as a whole as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. The LQA TCF as of June 30, 2013 (x) for the Company and its Subsidiaries on a consolidated basis was no less than $1,100,000, and (y) for the Company and its Subsidiaries on a consolidated and pro forma basis, giving effect to the Towers acquired pursuant to all of the Acquisition Agreements as though each such acquisition had closed on April 1, 2013, was no less than $2,100,000. Schedule 3.9(a) sets forth a true and accurate list of all payments, whether contingent or fixed, that are or may become due by the Company or any of its Subsidiaries under each of the Acquisition Agreements. Schedule 3.9(b) sets forth a true and accurate list of all liabilities and obligations, of any kind, whether contingent or fixed, that are being assumed by the Company or any of its Subsidiaries under each of the Acquisition Agreements.

3.10.         Tax Matters. Except as disclosed in Schedule 3.10 hereto, each of the Company and each Subsidiary has timely prepared and filed all tax returns required to have been filed by the Company or such Subsidiary with all appropriate Governmental Authorities and timely paid all taxes shown thereon or otherwise owed by it. The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company or any Subsidiary nor, to the Company’s Knowledge, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to the Company and its Subsidiaries, taken as a whole. All taxes and other assessments and levies that the Company or any Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper Governmental Authority or third party when due. There are no tax Liens or other tax claims pending or, to the Company’s Knowledge, threatened against the Company or any Subsidiary or any of their respective assets or properties. There are no outstanding tax sharing agreements or other such arrangements between the Company and any Subsidiary or other corporation or entity. Neither the Company nor any Subsidiary is presently undergoing any audit by a taxing authority, or has waived or extended any statute of limitations at the request of any taxing authority.

3.11.         Material Changes. Since January 1, 2013, except as specifically disclosed in the SEC Reports or as set forth in Schedule 3.11 hereto, (i) there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (ii) neither the Company nor any Subsidiary has incurred any material liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, (iii) neither the Company nor any Subsidiary has altered its method of accounting or the manner in which it keeps its accounting books and records, (iv) neither the Company nor any Subsidiary has declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock (other than in connection with repurchases of unvested stock issued to employees of the Company or any Subsidiary), (v) neither the Company nor any Subsidiary has issued any equity securities to any officer, director or Affiliate, except Common Stock issued in the ordinary course as dividends on outstanding preferred stock or pursuant to existing Company stock option or stock purchase plans or executive and director corporate arrangements disclosed in the SEC Reports and (vi) there has not been any material change or amendment to, or any waiver of any material right by the Company or any Subsidiary under, any Material Contract under which the Company, any of its Subsidiaries, or any of their respective assets is bound or subject. Except for the issuance of the Securities contemplated by this Agreement or as set forth in Schedule 3.11 hereto, no event, liability or development has occurred or exists with respect to the Company or its Subsidiaries or their respective business, properties, operations or financial condition that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made that has not been publicly disclosed at least one Trading Day prior to the date that this representation is made.

3.12.         Environmental Compliance. Except as disclosed in any Environmental Report provided by the Company, the Company is and has been in compliance with all Environmental Laws. To the Company’s Knowledge, there has been no release or threatened release of any pollutant, substance, contaminant or toxic or hazardous material, chemical, waste, or petroleum or any fraction thereof, including petroleum products, PCBS, or asbestos, that is currently identified as hazardous, toxic or dangerous by any Environmental Laws (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by Company. There have been no Hazardous Substances generated by Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States. To the Company’s Knowledge, there are no tanks other than those usually and customarily emplaced for the purpose of fueling emergency generators and with respect to which no releases, discharges, leaks or spills have occurred. To the best of the Company’s Knowledge and to the extent applicable, all such tanks have been properly registered and licensed as required under, and are in compliance with, all Environmental Laws. To the Company’s Knowledge, there are no aboveground or underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by Company. Company and each of its Affiliates has obtained and complied, in all material respects, with all necessary Permits required by any Environmental Laws with respect to the Tower Sites to treat, transport, store, dispose of and otherwise handle Hazardous Substances, and has reported, to the extent required by all Environmental Laws, all Tower Sites where Hazardous Substances have been treated, stored, disposed of or otherwise handled. To the Company’s Knowledge, there have been no “releases” or threats of “releases” (as defined in any Environmental Laws) at, from, in or on any Tower Sites. There is no on-site or off-site location to which Company or any of its Affiliates has transported or disposed of Hazardous Substances from a Tower Site or arranged for the transportation or disposal of Hazardous Substances from a Tower Site that is or is threatened to be the subject of any federal, state, local or foreign enforcement action or any other investigation that could lead to any claim against Company or Investors for any clean-up cost, remedial work, damage to natural resources or personal injury, including any claim under any Environmental Law. The Company has not received written notice that it is a “potentially responsible party” under any Environmental Laws or that Company is in material violation of any Environmental Laws relating to the operation of its business or properties. To the Company’s Knowledge, no Tower Site is currently or has ever been designated under any Environmental Law as a treatment, storage and/or disposal facility, nor has the Company or any other Person ever applied for a Permit or other authorization from a Governmental Authority designating any Tower Site as a treatment, storage or disposal facility, under any Environmental Law.

3.13.         Litigation. There is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or the Conversion Shares or (ii) except as specifically disclosed in the SEC Reports, could, if there were an unfavorable decision, individually or in the aggregate, have a Material Adverse Effect. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any of its Subsidiaries under the 1934 Act or the 1933 Act.

3.14.         Employment Matters. No material labor dispute exists or, to the Company’s Knowledge, is imminent with respect to any of the employees of the Company. None of the Company’s or any Subsidiary’s employees is a member of a union that relates to such employee’s relationship with the Company, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and each Subsidiary believes that its relationship with its employees is good. No executive officer of the Company (as defined in Rule 501(f) of the 1933 Act) has notified the Company or any such Subsidiary that such officer intends to leave the Company or any such Subsidiary or otherwise terminate such officer’s employment with the Company or any such Subsidiary. No executive officer, to the Company’s Knowledge, is in violation of any term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any Subsidiary to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours. Except as set forth on Schedule 3.14, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will result in any payment becoming due to any employee, officer or director of the Company or any Subsidiary.

3.15.         Compliance. Neither the Company nor any of its Subsidiaries (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any of its Subsidiaries under), nor has the Company or any of its Subsidiaries received written notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), except solely for the suspended feasibility payments on those certain Development Tower Sites defined as the “Crossroads Sites” in Exhibit D to the Liberty Purchase Agreements, a schedule of which suspended feasibility payments is attached hereto as Schedule 3.15, (ii) is in violation of any order of any Governmental Authority having jurisdiction over the Company, any Subsidiary or any of their respective properties or assets, (iii) is or has been in violation of, or in receipt of written notice that it is in violation of, any statute, rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary or any of their respective properties or assets (other than the Tower Development Sites, with respect to which, to the Company’s Actual Knowledge, there is or has been no material violation), except in the case of municipal ordinances other than land use, planning, zoning, board of adjustment, and the like, or (iv) is or has been in material violation of, or in receipt of written notice that it is in material violation of, any municipal ordinances (other than land use, planning, zoning, board of adjustment, and the like) applicable to the Company or any Subsidiary or any of their respective properties or assets (other than the Tower Development Sites, with respect to which, to the Company’s Actual Knowledge, there is or has been no material violation). The use, maintenance and operation of the Tower Assets by Company is in compliance with all applicable law, rules and regulations and with all easements, restrictive covenants, reservations and similar matters of record (other than the Tower Development Sites, with respect to which, to the Company’s Actual Knowledge, such use, maintenance and operation is in material compliance), except in the case of municipal ordinances (other than land use, planning, zoning and board or adjustment, and the like), with respect to which such use, maintenance and operation is in material compliance (other than the Tower Development Sites, with respect to which, to the Company’s Actual Knowledge, such use, maintenance and operation is in material compliance). There are no outstanding notices of violation by any Governmental Authority currently in effect for the Tower Assets (other than the Tower Development Sites, with respect to which, to the Company’s Actual Knowledge, there are no outstanding notices of violation by any Governmental Authority currently in effect). There are no Actions pending or threatened, against or affecting the business or assets of the Company or any Subsidiary before any Governmental Authority, and Company is not in default under any judgment, order, writ, injunction, rule or regulation of or issued by an Governmental Authority.

3.16.         Regulatory Permits. The Company and each of its Subsidiaries possess all material licenses, approvals, franchises, clearance, registrations, certificates, authorizations and permits issued by the appropriate Governmental Authorities necessary to conduct its respective business as currently conducted and as described in the SEC Reports (“Permits”), and (i) neither the Company nor any of its Subsidiaries has received any notice of Action relating to the revocation or modification of any such Permits and (ii) the Company is unaware of any facts or circumstances that the Company would reasonably expect to give rise to the revocation or modification of any Permits.

3.17.         Title to Assets.

(a)          Owned Property. Schedule 3.17(a) sets forth a true, correct and complete list of all real property and interests in real property owned in fee by the Company or any Subsidiary (collectively, the “Owned Property”). Other than the Owned Property, neither the Company nor any Subsidiary owns a fee interest in any real property. The Company and the Subsidiaries have good, marketable and insurable title in fee simple to all Owned Property free and clear of all Liens except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such Owned Property by the Company or any Subsidiary.

(b)          Personal Property. Except as set forth on Schedule 3.17(b) and for personal property that is specifically the subject of, and covered by, other representations and warranties as to ownership or title contained in this Agreement, the Company and its Subsidiaries have good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, taken as whole, in each case free and clear of all Liens except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and/or any of its Subsidiaries.

(c)          Leased Property. Except for the Ground Leases, the Easements and the Tenant Leases or as otherwise disclosed on the Schedule 3.46 hereto, neither the Company nor any of its Subsidiaries, has any leasehold, license, easement and/or other possessory interest in any real property, whether as lessor or lessee, sublessor or sublessee and/or licensor or licensee.

3.18.         Patents and Trademarks. The Company and its Subsidiaries own, possess, license or have other rights to use all foreign and domestic patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, Internet domain names, know-how and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of their respective businesses as now conducted or as proposed to be conducted. Except as set forth in the SEC Reports and except where such violations or infringements would not have, either individually or in the aggregate, a Material Adverse Effect, (a) there are no rights of third parties to any such Intellectual Property; (b) to the Company’s Knowledge, there is no infringement by third parties of any such Intellectual Property; (c) there is no pending or, to the Company’s Knowledge, threatened action, suit, proceeding or claim by others challenging the Company’s and its Subsidiaries’ rights in or to any such Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (d) there is no pending or, to the Company’s Knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property; and (e) there is no pending or, to the Company’s Knowledge, threatened action, suit, proceeding or claim by others that the Company and/or any Subsidiary infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others, and the Company is unaware of any other fact which would form a reasonable basis for any such claim.

3.19.         Insurance. Set forth on Schedule 3.19 is an accurate and complete list of all insurance policies and insurance bonds which cover the Company and its Subsidiaries or their businesses, properties, assets or employees (the “Insurance Policies”). The Insurance Policies are valid, binding and enforceable, all premiums thereon have been paid, and the Company and its Subsidiaries are otherwise in compliance with the terms and provisions of the Insurance Policies. The Company does not have any fronting or self-insured insurance policies and none of the Insurance Policies are subject to retrospective premium adjustments. The Insurance Policies are adequate to fully cover all losses, risks and casualties (subject to the deductibles and retentions therein) to which the Company and its Subsidiaries may reasonably be exposed. None of the Company nor any of its Subsidiaries has received any correspondence or communication, and has no Knowledge of any basis for any correspondence or communication, from any of the insurance companies who issued the Insurance Policies denying coverage or reserving rights under any such Insurance Policies. The Company and its Subsidiaries have not received any notice of cancellation or notice of a material amendment for any of the Insurance Policies. All of the Insurance Policies will remain in full force and effect immediately following the consummation of the transactions contemplated hereby. The Company and each Subsidiary has timely submitted all claims under the Insurance Policies, and all such submissions have been true and correct as and when submitted, and supplemented to the extent necessary to avoid any denial or reduction in coverage. The Company and each Subsidiary have submitted to the appropriate insurance company all notices of circumstances with respect to any matters or set of facts that could become a claim under any of the Insurance Policies. Schedule 3.19 sets forth an accurate and complete list as of the date hereof of all pending claims and the claims history of the Company and its Subsidiaries during the past three (3) years, including with respect to insurance obtained but not currently maintained.

3.20.         Transactions With Affiliates and Employees. None of the officers, directors, employees or stockholders of the Company is presently a party to any transaction with the Company or to a presently contemplated transaction (other than for services as employees, officers and directors). Schedule 3.20 lists all Contracts to which the Company or any of its Subsidiaries, on the one hand, and ENEX Group Management, S.A. or any of its Affiliates, on the other hand, are parties or otherwise both bound True and correct copies of all Contracts (as defined below) listed on Schedule 3.20 have been delivered to the Investors.

3.21.         Material Contracts.

(a)          Schedule 3.21(a) lists all contracts, agreements, leases, commitments, instruments, plans, permits or licenses, (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto), other than Tenant Leases, Ground Leases and Easements, with respect to which the Company or its Subsidiaries is a party or is or its assets are otherwise bound, including without limitation of the type described below (the “Contracts”):

(i)          any employment, severance, consulting, or other agreements which provide for compensating or providing benefits to, or that otherwise govern the terms of employment of, present or former employees or consultants of the Company or its Subsidiaries, which provide for base compensation payable to any employee or consultant of the Company or any of its Subsidiaries in excess of One Hundred Thousand Dollars ($100,000) per year;

(ii)         any collective bargaining agreement or other Contract with any labor organization, union or association in respect of employees of the Company or any Subsidiary;

(iii)        any lease, sublease or similar Contract with any Person under which the Company or any of its Subsidiaries is a lessor or sublessor of, or makes available for use to any Person, any of the Company’s or its Subsidiaries’ assets, which provides for payments to the Company or any of its Subsidiaries in excess of One Hundred Thousand Dollars ($100,000) per year;

(iv)        any lease, sublease or similar Contract with any Person under which the Company or any of its Subsidiaries is a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person and such lease, sublease or similar Contract provides for annual payments by the Company or any of its Subsidiaries in excess of One Hundred Thousand Dollars ($100,000);

(v)         any lease, license, permit, sublease and occupancy agreement with any Person under which the Company or any of its Subsidiaries is a tenant, lessee, licensee or sublessee of any real property (for the avoidance of doubt, other than Tenant Leases, Ground Leases and Easements which are covered by Sections 3.42 through 3.44);

(vi)        any Contract under which the Company or any of its Subsidiaries has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person, in each case, in excess of One Hundred Thousand Dollars ($100,000);

(vii)       any Contract under which the Company or any of its Subsidiaries has directly or indirectly guaranteed indebtedness of any other Person, in excess of One Hundred Thousand Dollars ($100,000);

(viii)      any Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any material advance, loan, extension of credit or capital contribution to, or other investment in, any Person, in excess of One Hundred Thousand Dollars ($100,000);

(ix)         any Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any material advance, loan, or extension of credit to any employee, other than advances for expenses incurred in the ordinary course of business;

(x)          any Contract granting an Encumbrance upon any of the Company’s or any of its Subsidiaries assets, which secures indebtedness in excess of One Hundred Thousand Dollars ($100,000) or guarantees performance of services in excess of One Hundred Thousand Dollars ($100,000);

(xi)         any Contract or group of related Contracts with the same party or group of parties involving payment by the Company or any of its Subsidiaries which is not terminable by the Company or its Subsidiaries upon sixty (60) days’ or less notice without penalty or involves payment of more than One Hundred Thousand Dollars ($100,000) annually or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate;

(xii)        any Contract or group of related Contracts with the same party or group of parties the performance of which is not terminable by the Company or its Subsidiaries upon thirty (30) days’ or less notice without penalty or involves annual payment to the Company or any of its Subsidiaries in excess of One Hundred Thousand Dollars ($100,000);

(xiii)       all oral agreements and arrangements of which, at the time of engagement or any subsequent amendment, provided for payments to or by the Company or its Subsidiaries in excess of One Hundred Thousand Dollars ($100,000);

(xiv)      all Contracts for the acquisition of any material (relative to the Company and its Subsidiaries, as a whole) assets, properties, business or securities of any Person;

(xv)       all Contracts relating to the capital stock or other securities of the Company or any of its Subsidiaries, including without limitation, the issuance, registration, pledge, purchase, sale, redemption, transfer or voting thereof;

(xvi)      any Contract for the transfer or sale of any of the Company’s or any of its Subsidiaries’ assets, in exchange for the payment or transfer of value or other consideration in excess of One Hundred Thousand Dollars ($100,000);

(xvii)     nondisclosure or confidentiality agreements pursuant to which the Company or any of its Subsidiaries, or any other party in favor of the Company or any of its Subsidiaries, is obligated to maintain the confidentiality of, or not to disclose, designated information;

(xviii)    any Contract which by its terms, expressly prohibits the Company or any of its Subsidiaries from engaging in any activities anywhere in the world;

(xix)       all Contracts being assumed by the Company or any of its Subsidiaries pursuant to, or entered into by the Company or any of its Subsidiaries in connection with or as a result of, each of the Acquisition Agreements;

(xx)        any Contract for any joint venture, partnership or similar arrangement; and

(xxi)       any Contract which is material to the Company or any of its Subsidiaries, including, without limitation, the Liberty Purchase Agreement.

(b)          Except as described on Schedule 3.21(a), true, complete and correct copies of each of the Contracts set forth on Schedule 3.21(a), together with all amendments, modifications or waivers thereto through the date of this Agreement, have previously been made available to the Investors.

(c)          Each of the Contracts set forth on Schedules 3.20 and 3.21(a) is in full force and effect as of the date of this Agreement and is the legal, valid and binding obligation of the Company and/or its Subsidiaries and, to the Company’s Knowledge, each of the other parties thereto, enforceable against the Company and/or its Subsidiaries and, to the Company’s Knowledge, each of the other parties thereto, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles).

(d)          Except as set forth on Schedule 3.21(d), neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, none of the other parties to any Contracts identified on Schedule 3.21(a) has given notice to the Company or any of its Subsidiaries, as the case may be, that it intends to terminate or materially adversely alter the provisions of such Contracts either as a result of transactions contemplated hereby or otherwise.

(e)          Except as set forth on Schedule 3.21(e), as of the date hereof, neither the Company nor any of its Subsidiaries has received notice that it is in, or given notice of, any material breach or material default or claimed, purported or alleged material breach or material default on the part of any party in the performance of any of the Contracts identified on Schedules 3.20 and 3.21(a).

3.22.         Internal Controls. The Company is in material compliance with the provisions of the Sarbanes-Oxley Act of 2002 currently applicable to the Company. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in 1934 Act Rules 13a-14 and 15d-14) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including the Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s most recently filed period report under the 1934 Act, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the most recent periodic reporting period under the 1934 Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the 1934 Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 307(b) of Regulation S-K) or, to the Company’s Knowledge, in other factors that could significantly affect the Company’s internal controls. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles and the applicable requirements of the 1934 Act.

3.23.         Certain Fees. No Person will have, as a result of the transactions contemplated by this Agreement or any of the Transaction Documents, any valid right, interest or claim against or upon the Company or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company, other than the Placement Agent with respect to the offer and sale of the Securities and the issuance of the Conversion Shares (which placement agent fees are being paid by the Company). The Company shall indemnify, pay, and hold each Investor harmless against, any liability, loss or expense (including, without limitation, attorneys’ fees and out-of-pocket expenses) arising in connection with any such right, interest or claim.

3.24.         Private Placement. Assuming the accuracy of the Investors’ representations and warranties set forth in Section 4, no registration under the 1933 Act is required for the offer and sale of the Securities or the issuance of the Conversion Shares by the Company to the Investors under this Agreement or the other Transaction Documents.

3.25.         Registration Rights. Other than each of the Investors or as set forth in Schedule 3.25 hereto, no Person has any right to cause the Company to effect the registration under the 1933 Act of any securities of the Company other than those securities which are currently registered on an effective registration statement on file with the SEC.

3.26.         No Integrated Offering. Assuming the accuracy of the Investors’ representations and warranties set forth in Section 4, none of the Company, its Subsidiaries nor any of their Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, at any time within the past six months, made any offers or sales of any Company security or solicited any offers to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the 1933 Act in connection with the offer and sale by the Company of the Securities as contemplated hereby or (ii) cause the offering of the Securities pursuant to this Agreement and the other Transaction Documents to be integrated with prior offerings by the Company for purposes of any applicable law, regulation or stockholder approval provisions, including, without limitation, under the rules and regulations of any Trading Market on which any of the securities of the Company are listed or designated.

3.27.         Listing and Maintenance Requirements. The Company’s Common Stock is registered pursuant to Section 12(b) or 12(g) of the 1934 Act, and the Company has taken no action designed to terminate the registration of the Common Stock under the 1934 Act nor has the Company received any notification that the SEC is contemplating terminating such registration. The Company has not, in the 12 months preceding the date hereof, received written notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is in compliance in all material respects with the listing and maintenance requirements for continued trading of the Common Stock on the Principal Trading Market.

3.28.         Investment Company. Neither the Company nor any of its Subsidiaries is required to be registered as, and is not an Affiliate of, and immediately following the Initial Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.29.         Questionable Payments. Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any directors, officers, employees, agents or other Persons acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company: (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.30.         Application of Takeover Protections; Rights Agreements. The Company and its Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter documents or the laws of its state of incorporation that is or could reasonably be expected to become applicable to any of the Investors as a result of the Investors and the Company fulfilling their obligations or exercising their rights under the this Agreement and the other Transaction Documents, including, without limitation, the Company’s issuance of the Securities and the Investors’ ownership of the Securities and, when issued, the Conversion Shares. The Company has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

3.31.         [Intentionally Deleted.]

3.32.         Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company (or any Subsidiary) and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its 1934 Act filings and is not so disclosed.

3.33.         Acknowledgment Regarding Investors’ Purchase of Shares. The Company acknowledges and agrees that each of the Investors is acting solely in the capacity of an arm’s length investor with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that no Investor is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the other Transaction Documents and the transactions contemplated thereby and any advice given by any Investor or any of their respective representatives or agents in connection with this Agreement and the other Transaction Documents and the transactions contemplated thereby is merely incidental to the Investors’ purchase of the Securities.

3.34.         Regulation M Compliance. The Company has not, and to the Company’s Knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities or the Conversion Share, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the securities of the Company or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clauses (ii) and (iii) compensation paid to the Placement Agent in connection with the placement of the Securities.

3.35.         PFIC. Neither the Company nor any Subsidiary is or intends to become a “passive foreign investment company” within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended.

3.36.         OFAC. Neither the Company nor any Subsidiary nor, to the Company’s Knowledge, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the sale of the Shares, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person or entity, towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

3.37.         Money Laundering Laws. The operations of each of the Company and any Subsidiary are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company and/or any Subsidiary with respect to the Money Laundering Laws is pending or, to the Company’s Knowledge, threatened.

3.38.         [Intentionally Deleted.]

3.39.         Solvency. Based on the consolidated financial condition of the Company and its Subsidiaries as of the Initial Closing Date after giving effect to the receipt by the Company of the proceeds from the sale of the Securities hereunder, and taking into account the Series A-1 Stated Value (as in effect immediately after the Initial Closing Date and treating it, solely for the purpose of making the necessary calculations in order to affirm this representation, as Indebtedness), (i) the fair saleable value of the Company’s and its Subsidiaries’ (on a consolidated basis) assets exceeds the amount that will be required to be paid on or in respect of the Company’s and its Subsidiaries’ (on a consolidated basis) existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company’s and its Subsidiaries’ (on a consolidated basis) assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof; and (iii) the current cash flow of the Company and its Subsidiaries (on a consolidated basis), together with the proceeds the Company would receive, were it to liquidate all of its and its Subsidiaries’ (on a consolidated basis) assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. Neither the Company nor any of its Subsidiaries intends to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Company has no Knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Initial Closing Date.

3.40.         Disclosure. The written materials delivered to the Investors or their counsel and other agents and representatives in connection with the transactions contemplated by this Agreement and the other Transaction Documents do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

3.41.         Utilities and Access. All electric, telephone, drainage facilities and other utilities required for use and operation of the Tower Sites are installed up to the boundaries of the Tower Sites or the Easements within valid, written, recorded Easements. Such utilities are of adequate size and capacity to service the Tower Sites as they are currently being utilized, and all such utilities are operating and all due and owing installation and connection charges have been paid in full. The Tower Sites have indefeasible, congruous legal and practical pedestrian and vehicular access to paved public roads and there is no action pending or threatened or event existing which, individually or in the aggregate, would reasonably be expected to have the effect of terminating or limiting such access

3.42.         Ground Leases. Schedule 3.42 sets forth each Ground Lease, setting forth the relevant terms for each such lease and a description of any revenue sharing arrangements with respect to each such lease. The Ground Leases and the Improvements thereon shall be at each applicable Closing Date free and clear of all Liens other than Permitted Encumbrances. The Company is the original lessee (or has validly succeeded to the rights of the original lessee) under the Ground Leases, holds the leasehold interest created under the Ground Leases, and is the sole owner of the Improvements located on the real property being leased thereunder, excepting, however, those Improvements which were installed by Tenant pursuant to the Tenant Leases and which shall remain the property of such Tenant thereunder. The Improvements are all constructed within the area leased pursuant to the Ground Leases. The Company represents and warrants that except as set forth on Schedule 3.42 hereto: (a) the Ground Leases are in full force and effect; (b) the Company is in actual possession of the leased premises under the Ground Leases, other than leased premises subject to options until commencement of the Ground Leases; (c) except as set forth on Schedule 3.42, the Company has paid the rent set forth in the Ground Leases on a current basis and there are no past due amounts; (d) except as expressly set forth in the Ground Leases, the Company is not obligated to pay any additional rent or charges to the Ground Lessors for any period subsequent to the Initial Closing Date; (e) the Company has not received written notice from or given notice to any Ground Lessor claiming that such Ground Lessor or the Company is in default under any Ground Lease, which has not been cured, and, to the Company’s Knowledge, there is no event which, with the giving of notice or the passage of time or both, would constitute such a default; (f) except as set forth on Schedule 3.46 or as otherwise disclosed on Schedule 3.42, no Ground Lease provides for non-monetary rent or other consideration to the Ground Lessor thereunder; (g) except as set forth on Schedule 3.42, no Ground Lessor is an Affiliate of the Company; (h) except respect to the “Crossroads Sites” as set forth on Exhibit D to the Liberty Purchase Agreement, each Ground Lease (or a memorandum thereof) is recorded in the applicable recorder’s office in the county(ies) in which such applicable site is located; (i) no consent or approval is required from the applicable Ground Lessor to assign any of the applicable Ground Leases; (j) except as set forth on Schedule 3.42, each Ground Lease has a remaining term of at least twenty-four (24) years (including any renewal options); and (k) there has not been a material change in the terms of each such Ground Lease since its recordation.

3.43.         Easements. Schedule 3.43 sets forth each easement of Company and its Subsidiaries related to the Tower Sites (the “Easements”). The Easements and the Improvements thereon are, and at each applicable Closing Date, shall be, free and clear of all Liens other than Permitted Encumbrances. The Company is the original grantee (or has validly succeeded to the rights of the original grantee) under each of the Easements, has good and marketable title to the Easements, and is the sole owner of the Improvements located on the easement areas thereunder, excepting, however, those Improvements which were installed by Tenant pursuant to the Tenant Leases and which shall remain the property of such Tenant thereunder. Except as set forth on Schedule 3.43: (a) each Easement is in full force and effect; (b) the Company is in actual possession of the easement area under each of the Easements; (c) except as expressly set forth in any Easement, the Company is not obligated to pay any rent or charges under any of the Easements for any period subsequent to the Initial Closing Date; (d) the Company has not given notice to or received notice from any Person claiming that the Company is in default under any Easement, which has not been cured, and, to Company’s Knowledge, there is no event which, with the giving of notice or the passage of time or both, would constitute such a default; (e) no Easement provides for non-monetary easement consideration to the property owner thereunder; (f) each Easement is perpetual in duration or has a minimum remaining term of at least twenty-four (24) years; and (g) there has not been a material change in the terms of the Easement since its recordation. Copies of all documents relating to the Easements have been provided to the Investors.

3.44.         Tenant Leases. Schedule 3.44 sets forth each Tenant Lease. The Tenant Leases and the Improvements thereon are free and clear of all Liens other than Permitted Encumbrances. The Company is the original lessor (or has validly succeeded to the rights of the original lessor) under each of the Tenant Leases. Except for the rights of the Tenants, as tenants only, pursuant to the Tenant Leases, no Person other than The Company will on any applicable Closing Date be in, or have any right or claim to, possession of any of the Tenant Leases. Other than the Tenant Leases, there are no leases, subleases, licenses or other occupancy agreements (written or oral) which grant any possessory interest in or to the Tower Sites or the Improvements thereon, or which grant other rights with respect to the use of any of the Tower Sites or Improvements thereon. Except as set forth on Schedule 3.44-1: (a) each Tenant Lease is in full force and effect and is valid and binding on the parties thereto, except as enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar Laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies; (b) except as set forth on Schedule 3.44-2, each Tenant existing has accepted possession of its premises under its Tenant Lease; (c) the Company is collecting the rent set forth in each Tenant Lease on a current basis and there are no past due amounts thereunder; (d) except as expressly set forth in the Tenant Leases, no Tenant is entitled to any rental concessions or abatements in rent for any period subsequent to the Initial Closing Date; (e) the Company has not given notice to any Tenant claiming that the Tenant is in default under its Tenant Lease, which has not been cured, and, to the Company’s Knowledge, there is no event which, with the giving of notice or the passage of time or both, would constitute such a default; (f) except as set forth on Schedule 3.44-3, the Company has not received notice from any Tenant claiming that the Company is in default under the Lease, or claiming that there are defects in the Improvements, which default or defect remains in any manner uncured; (g) the Company has not received notice from any Tenant asserting any claims, offsets or defenses of any nature whatsoever to the performance of its obligations under its Tenant Lease and, to the Company’s Knowledge, there is no event which, with the giving of notice or the passage of time or both, would constitute the basis of such claim, offset or defense; (h) except as expressly set forth in the Tenant Leases, there are no security deposits or prepaid rentals under any of the Tenant Leases; (i) no Tenant Lease provides for nonmonetary rent or other consideration to the lessor thereunder, except for the rights of Tenants under the Tenant Leases to install and/or collocate certain emergency 9-1-1 antennas and other related equipment and certain obligations of the Company and its affiliates to operate storm water management systems as set forth on Schedule 3.44-4; (j) no Tenant is an Affiliate of the Company; and (k) the Company has not received or given notice of cancellation, termination, non-renewal or rejection in bankruptcy of any Tenant Lease.

3.45.         Tower Sites. The Master Tower Spreadsheet sets forth each Tower Site and Development Tower Site, giving effect to the Tower Sites to be acquired pursuant to the Acquisition Agreements, and includes, without limitation, the site number, site name, FCC ID, FAA ID, location detail, asset category, structure type, tower height, tower age, site owner, rent detail, TCF detail, and also identifies whether each Tower Site is, or is not, a Development Tower Site or an Existing Tower Site. The Tower Sites and the Improvements located thereon are, and at the applicable Closing Date, shall be free and clear of all Liens other than Permitted Encumbrances. Except as described on Schedule 3.45: (a) Company has good, indefeasible and insurable fee simple title to the Tower Sites and all appurtenances and rights in and to the Tower Site; (b) the Company is in possession of each of the Tower Sites; (c) the Company has paid all applicable taxes which are assessed or imposed and due and payable against the Tower Sites, and there are no past due amounts; and (d) the Company is not obligated to pay any additional rent or charges to any person in connection with the Tower Sites.

3.46.         Master Tower Spreadsheet. The master tower spreadsheet attached as Schedule 3.46 and made a part hereof (the “Master Tower Spreadsheet”), is a true and correct list of all of the Tower Sites and Development Tower Sites, including, and distinguishing between, the Existing Tower Sites and the Tower Sites acquired pursuant to the Acquisition Agreements, and contains a true, accurate and complete listing of the information contained therein.

3.47.         Acquisition Agreements. Each of the representations and warranties made by the seller(s) under each of the Acquisition Agreements is true, correct and complete, after giving effect to the disclosures schedules to each such Acquisition Agreement. The Company has given the Investors true and correct copies of each such Acquisition Agreement and disclosure schedules.

4.           Representations and Warranties of the Investors. Each of the Investors hereby severally, and not jointly, represents and warrants to the Company on and as of the Signing Date and on the applicable Closing Date, knowing and intending that the Company is relying thereon, that:

4.1.          Authorization. The execution, delivery and performance by the Investor of the Transaction Documents to which such Investor is a party have been duly authorized and will each constitute the valid and legally binding obligation of the Investor, enforceable against the Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

4.2.          Purchase Entirely for Own Account. The Securities to be received by the Investor hereunder will be acquired for the Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act. The Investor is not a registered broker dealer or an entity engaged in the business of being a broker dealer.

4.3.          Investment Experience. The Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby. The Investor has significant experience in making private investments, similar to the purchase of the Securities hereunder.

4.4.          Disclosure of Information. The Investor has had an opportunity to receive all additional information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Securities. The Investor acknowledges receipt of copies of and its satisfactory review of the SEC Reports. Neither such inquiries nor any other due diligence investigation conducted by the Investor shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.

4.5.          Restricted Securities. The Investor understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

4.6.          Accredited Investor. The Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D, as amended, under the 1933 Act.

4.7.          No General Solicitation. The Investor did not learn of the investment in the Securities as a result of any “general advertising” or “general solicitation” as those terms are contemplated in Regulation D, as amended, under the 1933 Act.

4.8.          Brokers and Finders. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company, any Subsidiary or any other Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Investor.

5.           Conditions to Closings.

5.1.         Conditions to the Investors’ Obligations at Initial Closing. The obligation of the Investors to purchase the Initial Securities at Initial Closing is subject to the fulfillment to the Investors’ satisfaction, on or prior to the Initial Closing Date, of the following conditions, any of which may be waived in writing by the Requisite Investors in their sole discretion:

(a)          The representations and warranties made by the Company in Section 3 hereof that are qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects on the Initial Closing Date. The Company shall have performed in all material respects all obligations herein required to be performed or observed by it on or prior to the Initial Closing Date;

(b)          The Company shall have obtained in a timely fashion any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale of the Initial Securities then being issued and sold, and all of which shall be and remain so long as necessary in full force and effect;

(c)          The Company shall have executed and delivered a counterpart to the Registration Rights Agreement to the Investors;

(d)          No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any Governmental Authority, shall have been issued, and no action or proceeding shall have been instituted by any Governmental Authority enjoining or preventing the consummation of the Initial Closing or the transactions contemplated hereby or in the other Transaction Documents;

(e)          The Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the Initial Closing Date, certifying to the fulfillment of the conditions specified in subsections (a), (b), (d) and (h) of this Section 5.1;

(f)          The Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer, dated as of the Initial Closing Date, certifying the resolutions adopted by the Board approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance and sale of the Initial Securities, certifying the current versions of the Articles of Incorporation and Bylaws of the Company and certifying as to the signatures and authority of persons signing the Transaction Documents and all related documents on behalf of the Company;

(g)          The Investors shall have received the WG Opinion and the Nevada Opinion, each dated as of the Initial Closing Date;

(h)          No stop order or suspension of trading shall have been imposed by any Person with respect to public trading in the Common Stock;

(i)          The Facility Fee applicable to the Initial Closing shall have been paid by the Company to the Investors (in such allocation among them as they may determine in their sole discretion);

(j)          The Investor Fees shall have been paid by the Company to the Investors (in such allocation among them as they may determine in their sole discretion);

(k)          As of the Initial Closing Date, after giving effect to the issuance and sale of the Initial Securities and the receipt of the aggregate Initial Closing Purchase Price, the Company shall have Cash and Cash Equivalents of no less than $1,500,000, and the outstanding principal balance, together with all accrued and unpaid interest thereon, under the Senior Debt (as defined in the Series A Certificate of Designation), shall not exceed $20,000,000.

(l)          The Company shall have delivered evidence satisfactory to the Investors of the filing of the Series A Certificate of Designation with the Secretary of State of the State of Nevada;

(m)          The Company and its Subsidiaries shall have executed and delivered the agreements, documents and instruments set forth on Schedule 5.1(m);

(n)          The Company shall have delivered evidence satisfactory to the Investors of the termination of all agreements with each of ENEX Group Management, S.A. and CRG Finance A.G.

(o)          The Investors shall have received the 2013 Budget, in form and substance satisfactory to them, in their sole discretion; and

(p)          The Certificate of Withdrawal of Certificate of Designation for the Series A Preferred Stock, in the form of Exhibit F annexed hereto and made a pert hereof, shall have been filed by the Company with the Nevada Secretary of State and accepted by the Nevada Secretary of State at least one (1) Business Day prior to the Initial Closing Date.

5.2.        Conditions to Obligations of the Company at Initial Closing. The Company’s obligation to sell and issue the Initial Securities at the Initial Closing is subject to the fulfillment to the satisfaction by the Company on or prior to the Initial Closing Date of the following conditions, any of which may be waived in writing by the Company:

(a)          The representations and warranties made by the Investors in Section 4 hereof shall be true and correct in all material respects on the Initial Closing Date;

(b)          The Company shall have received a duly executed counterpart of the Registration Rights Agreement from each of the Investors;

(c)          Each of the Investors shall have delivered to the Company the Initial Closing Purchase Price set forth opposite such Investor’s name on Schedule I affixed hereto; and

(d)          No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any Governmental Authority, shall have been issued, and no action or proceeding shall have been instituted by any Governmental Authority enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(e)          The Company shall have received a lock-up agreement, in the form of Exhibit D annexed hereto and made a part hereof, duly executed by each of the Investors.

5.3.        Conditions to the Investors’ Obligations at Additional Closing. The obligation of the Investors to purchase the Additional Securities at each Additional Closing, if any, is subject to the fulfillment to the Investors’ satisfaction, on or prior to the applicable Additional Closing Date, of the following conditions, any of which may be waived in writing by the Requisite Investors in their sole discretion:

(a)          After giving effect to the applicable Updated Schedules accepted pursuant to Section 6.8, the representations and warranties made by the Company in Section 3 hereof that are qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects on the applicable Additional Closing Date. The Company shall have performed in all material respects all obligations herein required to be performed or observed by it on or prior to the applicable Additional Closing Date;

(b)          The Company shall have obtained in a timely fashion any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale of the Additional Securities at the applicable Additional Closing then being issued and sold, and all of which shall be and remain so long as necessary in full force and effect;

(c)          No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any Governmental Authority, shall have been issued, and no action or proceeding shall have been instituted by any Governmental Authority enjoining or preventing the consummation of the applicable Additional Closing or transactions contemplated hereby in the other Transaction Documents;

(d)          The Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the applicable Additional Closing Date, certifying to (x) the fulfillment of the conditions specified in subsections (a), (b), (c), (g) and (i) of this Section 5.3, and (y) the proceeds from the issuance of the Additional Securities shall only be used to fund the consideration and the reasonable transaction expenses incurred by the Company for the Approved Acquisition described in the Conditional Put Notice;

(e)          The Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer, dated as of the applicable Additional Closing Date, certifying the resolutions adopted by the Board approving the Additional Closing and the other transactions contemplated by this Agreement and the other Transaction Documents, and the issuance and sale of the Additional Securities, certifying the current versions of the Articles of Incorporation and Bylaws of the Company and certifying as to the signatures and authority of persons signing the Transaction Documents and all related documents on behalf of the Company;

(f)          The Investors shall have received the WG Opinion and the Nevada Opinion, each dated as of the applicable Additional Closing Date;

(g)          No stop order or suspension of trading shall have been imposed by any Person with respect to public trading in the Common Stock;

(h)          No event or events shall have occurred from and after the Initial Closing Date that, individually or in the aggregate, is reasonably likely, in the reasonable judgment of the Requisite Investors, to result in a Material Adverse Effect;

(i)          The acquisition described in the Conditional Put Notice is an Approved Acquisition;

(j)          The Facility Fee applicable to the Additional Closing shall have been paid by the Company to the Investors (in such allocation among them as they may determine in their sole discretion);

(k)          The fees and expense of the Investors in connection with the Additional Closing, as set forth in Section 8.5, shall have been paid by the Company to the Investors (in such allocation among them as they may determine in their sole discretion); and

(l)          No Event of Default has occurred and is continuing since the Initial Closing Date.

5.4.        Conditions to Obligations of the Company at Additional Closing. The Company’s obligation to sell and issue the Additional Securities at each Additional Closing is subject to the fulfillment to the satisfaction by the Company on or prior to the Additional Closing Date of the following conditions, any of which may be waived in writing by the Company:

(a)          The representations and warranties made by the Investors in Section 4 hereof shall be true and correct in all material respects on the Additional Closing Date;

(b)          Each of the Investors shall have delivered to the Company the respective portion of the Draw Amount; and

(c)          No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any Governmental Authority, shall have been issued, and no action or proceeding shall have been instituted by any Governmental Authority enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

6.           Covenants and Agreements of the Company.

6.1.          Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of providing for the conversion of the Series A-2 Preferred Stock, such number of shares of Common Stock as shall from time to time equal to the number of shares sufficient to permit the conversion of the Series A-2 Preferred Stock pursuant to this Agreement in accordance with its terms, without regard to any exercise limitations contained therein.

6.2.          Trading. The Company shall promptly following the date hereof secure and maintain the listing of the Conversion Shares upon each securities exchange or quotation system upon which the Common Stock is then traded, so that as of the applicable Closing Date such Conversion Shares shall have been authorized for trading on the relevant securities exchange or quotation system.

6.3.          Financial Covenants. For as long as the Investors own any Securities or Conversion Shares, any breach of, or non-compliance with, with the covenants set forth in Section 6.13 of the Credit Agreement, solely as in effect on the date hereof and without giving effect to any amendment, modification or waiver thereof, by Comp Tower shall constitute an Event of Default by the Company under this Agreement. For the avoidance of doubt, any waiver, amendment or modification by the lenders or administrative agent under the Credit Agreement shall have no effect with respect to this Agreement.

6.4.          Legends.

 (a)          Certificates evidencing the Securities and, when issued, the Conversion Shares shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form, until such time as they may be resold without restriction as to current public information, manner of sale or volume limitations under applicable securities laws:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

(b)          The Company acknowledges and agrees that an Investor may from time to time pledge, and/or grant a security interest in, some or all of the legended Securities or Conversion Shares in connection with applicable securities laws, pursuant to a bona fide margin agreement in compliance with a bona fide margin loan. Such a pledge would not be subject to approval or consent of the Company and no legal opinion of legal counsel to the pledgee, secured party or pledgor shall be required in connection with the pledge, but such legal opinion shall be required in connection with a subsequent transfer or foreclosure following default by an Investor’s transferee of the pledge. No notice shall be required of such pledge, but Investor’s transferee shall promptly notify the Company of any such subsequent transfer or foreclosure. Each Investor acknowledges that the Company shall not be responsible for any pledges relating to, or the grant of any security interest in, any of the Securities or Conversion Shares or for any agreement, understanding or arrangement between any Investor and its pledgee or secured party.

(c)          Removal of Legends. The legend set forth in Section 6.4(a) above shall be removed and the Company shall issue one or more certificates without such legend or any other legend to the holder of the applicable Securities or Conversion Shares upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at the Depository Trust Company (“DTC”), if (i) such Securities or Conversion Shares are registered for resale under the 1933 Act (provided that the Investor agrees to only sell such Securities or Conversion Shares when, and as permitted, by the effective registration statement permitting such resale), (ii) such Securities or Conversion Shares are sold or transferred pursuant to Rule 144 (if the transferor is not an Affiliate of the Company), or (iii) such Securities or Conversion Shares are eligible for under the 1933 Act without regard to current public information, manner of sale or volume limitations. Any fees (with respect to the Transfer Agent, Company counsel or otherwise) associated with the removal of such legend shall be borne by the Company. Following the Effective Date (as that term is defined in the Registration Rights Agreement), or at such earlier time as a legend is no longer required for certain Securities or Conversion Shares, the Company will no later than three (3) Trading Days following the delivery by an Investor to the Company or the Transfer Agent (with notice to the Company) of a legended certificate representing such Securities or Conversion Shares (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer) and an opinion of counsel to the extent required by Section 6.4(b) (such third Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Investor a certificate representing such Securities or Conversion Shares, as the case may be, that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 6. Certificates for Securities or Conversion Shares subject to legend removal hereunder may be transmitted by the Transfer Agent to the Investors by crediting the account of the Investor’s prime broker with DTC.

(d)          Irrevocable Transfer Agent Instructions. The Company represents and warrants that it shall not issue any instruction to its transfer agent in connection with this Agreement, without the prior written consent of the Requisite Investors, and that the Securities and Conversion Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the other Transaction Documents and applicable law. The Company acknowledges that a breach by it of its obligations under this Section 6.4(d) will cause irreparable harm to an Investor. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 6.4(d) will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 6.4(d), that an Investor shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

(e)          Buy-In. If the Company shall fail for any reason or for no reason to issue to an Investor unlegended certificates within three (3) Business Days of receipt of all documents necessary for the removal of the legend set forth above (the “Deadline Date”), then, in addition to all other remedies available to such Investor, if on or after the Business Day immediately following such three (3) Business Day period, such Investor purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the holder of shares of Common Stock that such Investor anticipated receiving from the Company without any restrictive legend (a “Buy-In”), then the Company shall, within three (3) Business Days after such Investor’s request and in such Investor’s sole discretion, either (i) pay cash to the Investor in an amount equal to such Investor’s total purchase price (including brokerage commissions, if any) for the Conversion Shares so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such shares of Common Stock) shall terminate with respect to the subject Conversion Shares, or (ii) promptly honor its obligation to deliver to such Investor a certificate or certificates representing such Conversion Shares and pay cash to the Investor in an amount equal to the excess (if any) of the Buy-In Price over the product of (a) such number of Conversion Shares, multiplied by (b) the Closing Bid Price on the Deadline Date.

6.5.          No Integration. The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the 1933 Act) that will be integrated with the offer or sale of the Shares in a manner that would require the registration under the 1933 Act of the sale of the Shares to the Investors, or that will be integrated with the offer or sale of the Shares for purposes of the rules and regulations of any Trading Market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

6.6.          Securities Laws Disclosure; Publicity. By 9:00 a.m., New York City time, on the Trading Day immediately following the execution of this Agreement, the Company shall issue a press release disclosing all material terms of the transactions contemplated hereby, which press release shall be subject to review and reasonable approval by the Requisite Investors. On or before 9:00 a.m., New York City time, on the second Trading Day immediately following the execution of this Agreement, the Company will file a Current Report on Form 8-K with the SEC describing the terms of the Transaction Documents (and including as exhibits to such Current Report on Form 8-K the material Transaction Documents (including, without limitation, this Agreement, the Series A Certificate of Designation and the Registration Rights Agreement)), which Form 8-K shall be subject to review and reasonable approval by the Requisite Investors. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Investor or an Affiliate of any Investor, or include the name of any Investor or an Affiliate of any Investor in any press release or filing with the SEC (other than the Registration Statement) or any regulatory agency or Trading Market, without the prior written consent of such Investor, except (i) as required by federal securities law in connection with (A) any registration statement contemplated by the Registration Rights Agreement and (B) the filing of final Transaction Documents (including signature pages thereto) with the SEC and (ii) to the extent such disclosure is required by law, request of the Staff of the SEC or Trading Market regulations, in which case the Company shall provide the Investors with prior written notice of such disclosure permitted under this subclause (ii).

6.7.          Furnishing of Information. As long as any Investor owns Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the 1934 Act. As long as any Investor owns Conversion Shares, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Investors and make publicly available in accordance with Rule 144(c) promulgated by the SEC pursuant to the 1933 Act, as such Rule may be amended from time to time, such information as is required for the Investors to sell the Conversion Shares under Rule 144 promulgated by the SEC pursuant to the 1933 Act, as such Rule may be amended from time to time (“Rule 144”). The Company further covenants that it will take such further action as any holder of Conversion Shares may reasonably request, all to the extent required from time to time to enable such Person to sell the Conversion Shares without registration under the 1933 Act within the limitation of the exemptions provided by Rule 144.

6.8.          Updated Disclosure Schedules. At least ten (10) days before each Additional Closing, if any, the Company shall deliver to the Investors an updated version of the Disclosure Schedules (the “Updated Schedules”) so that, after giving effect to such Updated Schedules, the condition in Section 5.3(a) shall be able to be satisfied with respect to such Additional Closing. The Updated Schedules shall be in writing, and blacklined (using customary blacklining software highlighting all changes made therein) against the immediately prior version of the Disclosure Schedules or Updated Schedules, as the case may be, provided by the Company to the Investors. Notwithstanding the foregoing, the Investors shall have the right to review the Updated Schedules, and either accept or reject them in their sole discretion, by giving written notice thereof to the Company at any time before such Additional Closing. If so rejected, the condition in Section 5.3(a) shall not be able to be satisfied, if at all, unless and until the Company submits Updated Schedules with respect to such Additional Closing that are in all respects acceptable to the Requisite Investors, in their sole discretion, provided, that, the need to furnish revised versions of the Updated Schedules shall not operate to extend the date for the Additional Closing, unless consented thereto in writing by the Requisite Investors, in their sole discretion, and if not so extended, the Company shall once again comply with the notice requirements for an Additional Closing under Section 2.4. Subject to the next two sentences, the Updated Schedules accepted under this Section 6.8 for a given Additional Closing shall become the Disclosure Schedules applicable to the representations and warranties under Section 3 of this Agreement. If any Updated Schedules are accepted by the Investors, such acceptance shall only be for purposes of Section 5.3(a) and shall not be deemed a waiver or, or in any way prevent the Investors from asserting, their rights under Section 7 of this Agreement. For the avoidance of doubt, the Investors shall be entitled to elect to consummate the Additional Closing and subsequently pursue their rights and remedies under Section 7 with respect to any inaccuracies in the representations and warranties, notwithstanding their acceptance of the Updated Schedules.

6.9.          Insurance. Neither the Company, nor any Affiliates of the Company, shall: (a) make any modifications, alterations and/or improvements to any of the Towers, Tower Sites or Development Tower Sites that would make, as of the date of such modifications, alterations and/or improvements, void or voidable any insurance in force with respect thereto and/or (b) knowingly do or permit to be done any act or thing upon any of the Towers, Tower Sites or Development Tower Sites which will invalidate or be in conflict with any insurance policies covering such Towers, Tower Sites or Development Tower Sites, as the case may be.

7.           Survival and Indemnification.

7.1.          Survival. All representations, warranties, covenants and agreements contained in this Agreement shall be deemed to be representations, warranties, covenants and agreements as of the date hereof and shall survive the Initial Closing Date until the later of the third anniversary of (x) the Initial Closing Date, and (y) the last Additional Closing Date, if any; provided, however, that the provisions contained in: (a) Sections 3.1 through and including 3.6 hereof shall survive indefinitely; and (b) Sections 3.10, 3.12, 3.14, 3.15 and 3.16 shall survive until 90 days after the applicable statute of limitations.

7.2.          Indemnification. The Company agrees to indemnify and hold harmless, each Investor and its Affiliates and the directors, officers, employees and agents of each Investor and its Affiliates, from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement hereof) (collectively, “Losses”) to which such Person may become subject, as a result of, relating to or arising in any way from: (i) any breach of any representation, warranty, covenant or agreement made by, or to be performed on the part of, the Company or any Subsidiary under the Transaction Documents; or (ii) the Company’s use of proceeds from the Initial Closing (whether or not permitted under Section 2.3) or any Additional Closing.

7.3.          Conduct of Indemnification Proceedings. Promptly after receipt by any Person (the “Indemnified Person”) of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to Section 7.2, such Indemnified Person shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Person to notify the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is actually and materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company and the Indemnified Person shall have mutually agreed to the retention of such counsel; or (ii) in the reasonable judgment of counsel to such Indemnified Person (A) representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (B) the Company shall have failed to promptly assume the defense of such proceeding. The Company shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned, but if settled with such consent, or if there be a final judgment for the plaintiff, the Company shall indemnify and hold harmless such Indemnified Person from and against any Losses by reason of such settlement or judgment. Without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, delayed or conditioned, the Company shall not effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such proceeding.

7.4.          Calculation of Indemnifiable Losses. In calculating the Losses under this Section 7, the calculation shall be based on the multiple of earnings or projected earnings that is impacted by the facts and circumstances giving rise to such Losses.

8.           Miscellaneous.

8.1.          Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the Company and the Investors; provided, however, that an Investor may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or to a third party acquiring some or all of its Securities in a private transaction without the prior written consent of the Company or the other Investors, after notice duly given by such Investor to the Company, provided, that no such assignment or obligation shall affect the obligations of such Investor hereunder. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Except for the Investor Counsel, which is an express intended third party beneficiary of this Agreement, and except for provisions of this Agreement expressly to the contrary, nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

8.2.          Counterparts; Faxes. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be delivered via facsimile, which shall be deemed an original.

8.3.          Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.4.          Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three (3) Business Days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an nationally recognized overnight air courier, then such notice shall be deemed given one (1) Business D after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party:

If to the Company:

CIG Wireless Corp.

Five Concourse Parkway, Suite 3100

Atlanta, GA 30328

Attention: Paul McGinn, CEO

Fax: 678-332-5050

E-mail: pmcginn@cigwireless.com

With a copy to:

Wuersch & Gering LLP

100 Wall Street, 10th Floor

New York, NY 10005

Attention: Travis L. Gering, Esq.

Fax: 610-819-9104

E-mail: travis.gering@wg-law.com

If to any of the Investors:

to the addresses set forth on Schedule I affixed hereto.

With a copy to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

Attn: Steven E. Siesser, Esq.

Fax: 973-597-2507

E-mail: ssiesser@lowenstein.com

8.5.          Expenses. The Company shall pay the fees and expenses of the Investors, including without limitation, the reasonable and customary fees and expenses of Investor Counsel, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and any amendments, modifications or waivers thereto, as well as any fees and expenses incurred by the Investors in connection with their administration, monitoring and supervision of their investment in the Company, including without limitation, travel, meals, and lodging, as and when such fees and expenses are incurred (the “Investor Fees”). The Investor Fees incurred through the Initial Closing Date shall be paid to the Investors (in such allocation among them as they may determine in their sole discretion) on the Initial Closing Date. The Company shall bear its own expenses in connection with the negotiation, preparation, execution and delivery of this Agreement.

8.6.          Amendments and Waivers. This Agreement shall not be amended and the observance of any term of this Agreement shall not be waived (either generally or in a particular instance and either retroactively or prospectively) without the prior written consent of the Company and the Requisite Investors; provided, however, that any provision hereof which impairs the rights or increases the obligations of a specific Investor disproportionately to other Investors shall not be amended or waived without the prior written consent of the Company and that particular Investor; provided, further, that any provision affecting the rights or obligations of Investor Counsel, shall not be waived or amended without the prior written consent of the Investor Counsel. Any amendment or waiver effected in accordance with this Section 8.6 shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding, each future holder of all such Securities, and the Company.

8.7.          Replacement of Shares. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company and the Transfer Agent of such loss, theft or destruction and the execution by the holder thereof of a customary lost certificate affidavit of that fact and an agreement to indemnify and hold harmless the Company and the Transfer Agent for any losses in connection therewith or, if required by the Transfer Agent, a bond in such form and amount as is required by the Transfer Agent. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

8.8.          Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Investors and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for a temporary restraining order) the defense that a remedy at law would be adequate.

8.9.          Payment Set Aside. To the extent that the Company makes a payment or payments to any Investors pursuant to any Transaction Document or any Investor enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

8.10.         Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by the Company or the Investors without the prior consent of the Company (in the case of a release or announcement by the Investors) or the Investors (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market on which the Securities are then listed and trading, in which case the Company or the Investors, as the case may be, shall allow the Investors or the Company, as applicable, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance.

8.11.         Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

8.12.         Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Investor exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Investor may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights

8.13.         Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

8.14.         Entire Agreement. This Agreement, including the Exhibits and Disclosure Schedules, and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. Prior drafts or versions of this Agreement shall not be used to interpret this Agreement.

8.15.         No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except (i) the Placement Agent is an intended third party beneficiary of Article III hereof and may enforce the provisions of such Section directly against the parties with obligations thereunder.

8.16.         Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

8.17.         Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. THE COMPANY AND EACH OF THE INVESTORS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned has executed this Purchase Agreement or caused its duly authorized officer to execute this Purchase Agreement as of the date first above written.

CIG WIRELESS CORP.

By:	/s/ Paul McGinn
Name: Paul McGinn
Title: Chief Executive Officer

[Company Signature Page To Securities Purchase Agreement]

IN WITNESS WHEREOF, the undersigned has executed this Securities Purchase Agreement or caused a duly authorized person to execute this Securities Purchase Agreement as of the date first above written.

INVESTOR:

Fir Tree REF III Tower LLC
Print name of entity

By:	/s/ Brian Meyer
Name: Brian Meyer
Title: Authorized Person

Delaware
Print jurisdiction of organization of entity

c/o Fir Tree, Inc. 505 Fifth Avenue, 23rd Floor New York, NY 10017 (212) 599-0090 (212) 659-4885 (fax) Attention: Brian Meyer General Counsel

37-1732224
Taxpayer ID#

Aggregate dollar amount of Initial Securities committed to be purchased pursuant to the terms of the Agreement:

    $17,500,000

[Investor Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the undersigned has executed this Securities Purchase Agreement or caused a duly authorized person to execute this Securities Purchase Agreement as of the date first above written.

INVESTOR:

Fir Tree Capital Opportunity (LN) Master Fund, LP
Print name of entity

By:	/s/ Brian Meyer
Name: Brian Meyer
Title: Authorized Person

Cayman Islands
Print jurisdiction of organization of entity

c/o Fir Tree, Inc. 505 Fifth Avenue, 23rd Floor New York, NY 10017 (212) 599-0090 (212) 659-4885 (fax) Attention: Brian Meyer General Counsel

98-1083589
Taxpayer ID#

Aggregate dollar amount of Initial Securities committed to be purchased pursuant to the terms of the Agreement:

    $17,500,000

[Investor Signature Page to Securities Purchase Agreement]

SCHEDULE I

INVESTORS

INITIAL CLOSING

Name of Investor	Initial Closing Purchase Price	Number of Shares of Series A-1 Preferred Stock	Number of Shares of Series A-2 Preferred Stock
Fir Tree Capital Opportunity Master Fund, L.P. c/o Fir Tree, Inc. 505 Fifth Avenue, 23rd Floor New York, NY 10017 (212) 599-0090 (212) 659-4885 (fax) Attention: Brian Meyer General Counsel	$17,499,998.82	174,853.5	14,648,826

Fir Tree REF III Master Fund, LLC c/o Fir Tree, Inc. 505 Fifth Avenue, 23rd Floor New York, NY 10017 (212) 599-0090 (212) 659-4885 (fax) Attention: Brian Meyer General Counsel	$17,499,998.82	174,853.5	14,648,826
Total	$34,999,997.64	349,707	29,297,652

Exhibits

Exhibit A	Series A Certificate of Designation
Exhibit B	Registration Rights Agreement
Exhibit C-1	Form of WG Opinion
Exhibit C-2	Form of Nevada Opinion
Exhibit D	Form of Lock-Up
Exhibit E	[INTENTIONALLY DELETED]
Exhibit F	Certificate of Withdrawal
Exhibit G	2013 Budget

Schedule 5.1(m)

i)	Written acknowledgment from Chartis regarding the Financing, which confirms that the Company’s D&O policy will remain in effect after the closing of the Financing

ii)	Amendments to the Limited Liability Company Agreements of the following of the Company’s subsidiaries, each in form and substance satisfactory to the Investors:

(1)	CIG Properties, LLC
(2)	CIG Services, LLC
(3)	CIG Towers, LLC
(4)	CIG BTS Towers, LLC
(5)	CIG GA Holding, LLC
(6)	CIG DT Holding, LLC
(7)	CIG Comp Tower, LLC
(8)	CIG Solutions, LLC
(9)	Specialty Towers Management, LLC

iii)	Amendment No. 3 to Amended and Restated Operating Agreement of Communication Infrastructure Group, LLC, in form and substance satisfactory to the Investors

iv)	Amendment No.1 to Employment Agreement by and between the Company and Michael Hofe, in form and substance satisfactory to the Investors

v)	Amendment No.1 to Employment Agreement by and between the Company and B. Eric Sivertsen, in form and substance satisfactory to the Investors

vi)	Amendment No.1 to Employment Agreement by and between the Company and Paul McGinn Employment Agreement, in form and substance satisfactory to the Investors

vii)	Option Cancellation Agreements, by and between the Company and each of the following parties, each in form and substance satisfactory to the Investors:

(1)	Paul McGinn
(2)	Gabriel Margent
(3)	Gert Rieder
(4)	Grant Barber

(5)	Wuersch & Gering LLP

viii)	The establishment of compensation terms for current and future members of the Board of Directors that are in all respects acceptable to the Requisite Investors, in their sole discretion